EXHIBIT 21

LIST OF SUBSIDIARIES*
Jurisdiction of
Incorporation
or
Subsidiary	Organization
Krispy Kreme Doughnut Corporation	North Carolina
Krispy Kreme Mobile Store Company	North Carolina
Golden Gate Doughnuts, LLC	North Carolina
North Texas Doughnuts, L.P.	Texas
HD Capital Corporation	Delaware
HDN Development Corporation	Kentucky
Panhandle Doughnuts, LLC	North Carolina
Krispy Kreme International Ltd.	Switzerland
Hot Doughnuts Now International Ltd.	Switzerland
Krispy Kreme Canada, Inc.	North Carolina
KK Canada Holdings, Inc.	North Carolina
Krispy Kreme Brand Fund Corporation	North Carolina
Krispy Kreme Management I, LLC	North Carolina
Krispy Kreme Management II, LLC	North Carolina
Krispy Kreme Management III, LLC	North Carolina
Krispy K Canada Company	Nova Scotia, Canada
Northeast Doughnuts, LLC	North Carolina
Java Joes Public Market Roastery, Inc.	New York
Southern Doughnuts, LLC	North Carolina
Southwest Doughnuts, LLC	North Carolina
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*	This list excludes non-material subsidiaries that are in the process of being dissolved.